UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: November 18, 2013
(Date of earliest event reported)
Hornbeck Offshore Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300
Covington, LA
(Address of Principal Executive Offices)

70433
(Zip Code)
(985) 727-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On November 18, 2013, Hornbeck Offshore Services, Inc., or the Company, announced that all of its outstanding 1.625% Convertible Senior Notes due 2026, or the Notes, have been converted or redeemed. Holders of approximately $249.6 million in aggregate principal amount of the Notes elected to convert their Notes prior to the previously announced redemption date of November 15, 2013. The conversions of these Notes were settled based on the applicable conversion rate of 20.6260 shares of the Company's common stock per $1,000 principal amount of Notes, which equates to a conversion price of $48.48 per share, and on the volume-weighted average price of the Company’s common stock during the Observation Period (as defined in the Indenture governing the Notes) of October 8, 2013 through November 11, 2013. The Company satisfied its conversion obligations to these holders by paying cash equal to the aggregate principal amount of the Notes converted and delivering shares of the Company's common stock in settlement of all conversion obligations in excess of the principal amount (except that the Company paid cash in lieu of issuing fractional shares). In total, the Company delivered 728,411 shares of the Company's common stock to the converting holders, which were provided to the Company by the counterparties to the previously disclosed convertible note hedge transactions entered into in 2006 concurrently with the pricing of the Notes. This prevented the equity dilution that would otherwise have resulted from the share delivery requirements of the conversion. The number of shares of the Company’s common stock outstanding after the conversion was the same as immediately prior to the conversion. The remaining $0.4 million in aggregate principal amount of the Notes was redeemed at a redemption price of 100% of the principal amount thereof. The cash payment obligations related to the conversion and redemption were funded with cash on-hand.
A copy of the press release announcing the conversion and redemption is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)     Exhibits.

99.1 Press Release, dated November 18, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: November 18, 2013	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer